UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-1575035
(State of incorporation or organization)	(IRS Employer Identification No.)

303 Peachtree Street, N.E. Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration file number to which this form relates:	333-137101
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, Each Representing 1/4,000th Interest in a Share of Perpetual Preferred Stock, Series A	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Perpetual Preferred Stock, Series A, no par value and $100,000 liquidation preference per share (the “Series A Preferred Stock”), of SunTrust Banks, Inc. (the “Registrant”) and the description of the Registrant’s Depositary Shares, each representing a 1/4,000th ownership interest in a share of Series A Preferred Stock, each to be registered hereunder, is contained in the sections captioned “Description of Series A Preferred Stock” and “Description of the Depositary Shares” in the Prospectus Supplement, dated September 5, 2006, as filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2006 pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, to the Prospectus included in the Registration Statement on Form S-3 (No. 333-137101) of the Registrant, as filed with the Commission on September 5, 2006. Such sections are incorporated herein by reference.

If any additional securities registered hereby are issued, a prospectus supplement relating to such securities will be filed with the Commission and will be incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number	Description
3.1	Articles of Restatement of the Articles of Incorporation of SunTrust Banks, Inc. (“Registrant”) effective as of November 14, 1989, and amendment effective as of April 24, 1998, incorporated by reference to Exhibit 3.1 to Registrant’s 1998 Annual Report on Form 10-K (File No. 001-08918).

3.2	Amendment to Restated Articles of Incorporation of Registrant, effective April 18, 2000, incorporated by reference to Exhibit 3.1 of Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 001-08918).

3.3	Bylaws of Registrant, amended and restated effective April 19, 2005, incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K dated April 19, 2005.

4.1	Articles of Amendment of Registrant with respect to Perpetual Preferred Stock, Series A dated September 6, 2006, incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated September 5, 2006.

4.2	Form of Deposit Agreement between Registrant, U.S. Bank National Association and the holders from time to time of the Depositary Receipts described therein, incorporated by reference to Exhibit 4.3 to Registrant’s Current Report on Form 8-K dated September 5, 2006.

4.3	Form of Depositary Receipt (included as part of Exhibit 4.2).

4.4	Form of certificate representing the Series A Preferred Stock, incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K dated September 5, 2006.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SUNTRUST BANKS, INC.

Date: September 12, 2006	By:	/s/ Raymond D. Fortin
Raymond Fortin
Corporate Executive Vice President and General Counsel